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                                                                     EXHIBIT 2.2

                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

         This Amendment No. 1 to the Asset Purchase Agreement (this "Amendment No. 1") is made and entered into as of October 13, 1998, by and among Menley & James, Inc., a Delaware corporation (the "Company"), Menley & James Laboratories, Inc., a Delaware corporation (the "Subsidiary"), and Numark Laboratories, Inc., a Delaware corporation (the "Purchaser"). The Company, the Subsidiary and the Purchaser are referred to collectively herein as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, the Company, the Subsidiary and the Purchaser previously entered into an Asset Purchase Agreement dated as of August 21, 1998 (the "Agreement");

         WHEREAS, the Parties, based upon discussions subsequent to date of the Agreement, have determined that the Purchaser will not be named or maintained as an additional insured on the product liability insurance policies of the Company and the Subsidiary;

         WHEREAS, the Parties wish to amend and restate certain provisions of the Agreement that appeared incorrectly in the Agreement due to scrivener's errors; and

         WHEREAS, it is now the intention of the Parties to amend the Agreement as set forth below;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Section 1.2(d) of the Agreement is hereby amended and restated in its entirety as follows:

                            "(d) the product liability insurance policies of the
                  Company and the Subsidiary;"

2. The phrase "obligations under Sections 3.2 and 3.1, respectively" at the end of the first sentence of Section 3.1.3 of the Agreement is here by amended to read as follows: "obligations under Sections 3.1.2 and 3.1.1, respectively."

3. Section 5.4(b) of the Agreement is hereby amended and restated in its entirety as follows:

                            "(b) Except for applicable requirements, if any,
                  of the Exchange Act, neither the Company nor the Subsidiary is required to submit or obtain any notice, permit, consent, authorization, approval, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement. Except for applicable requirements, if any, of the Exchange Act, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Company or the Subsidiary in connection with its execution, delivery or performance of this Agreement."


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4.   Section 7.11 of the Agreement is hereby deleted in its entirety.

5. The reference to "Seller" in Section 8.2.2 is hereby changed to "the Purchaser."

6. Section 8.3.1(iii) of the Agreement is hereby amended and restated in its entirety as follows:

                  "(iii) the Company and the Subsidiary shall have delivered to the Purchaser a certificate to such effect dated the Closing Date signed on behalf of each of the Company and the Subsidiary by its President, which certificate shall be in form and substance reasonably satisfactory to the Purchaser"

7.   Section 8.3.3 of the Agreement is hereby deleted in its entirety.

8. Section 9.3 of the Agreement is hereby amended and restated in its entirety as follows:

                            "Section 9.3. Amendment. This Agreement may be
                  amended by the parties hereto by action taken by the Purchaser and by the Company and the Subsidiary at any time before the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto."

9. Section 10.1 of the Agreement is hereby amended and restated in its entirety as follows:

                            "Section 10.1. Non-Survival of Representations,
                  Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Closing or the termination of this Agreement pursuant to Section 9.1, as the case may be, except that the agreements set forth in Articles II and III, and in Sections 7.8 through 7.10 (inclusive) shall survive the Closing indefinitely."

10. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

11. In the case of any inconsistency or conflict between the provisions of this Amendment No. 1 and the provisions of the Agreement, the provisions of this Amendment No. 1 shall govern.

12. Except as expressly provided for in this Amendment No. 1, all terms, conditions and obligations contained in the Agreement are hereby confirmed and shall remain unchanged and in full force and effect.

13. Where provisions of the Agreement are deleted in their entirety, without amendment, restatement or replacement as a result of this Amendment No. 1, the words "INTENTIONALLY OMITTED" shall be inserted in their place.

14. The Company and the Subsidiary hereby confirm to the Purchaser, and the Purchaser hereby confirms to the Company and the Subsidiary, that each of them is not aware of any conditions to Closing contained in the Agreement that it believes will not be satisfied on the Closing Date.

15. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State.

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         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             MENLEY & JAMES, INC.

                             By:    /s/  LAWRENCE D. WHITE
                                --------------------------
                             Name:  Lawrence D. White
                             Title: President and Chief Executive Officer


                             MENLEY & JAMES LABORATORIES, INC.

                             By:    /s/  LAWRENCE D. WHITE
                                --------------------------
                             Name:  Lawrence D. White
                             Title: President and Chief Executive Officer


                             NUMARK LABORATORIES, INC.

                             By:    /s/  PATRICK M. LONERGAN
                                ----------------------------
                             Name:  Patrick M. Lonergan
                             Title: President


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